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                     FIRST FEDERAL FINANCIAL SERVICES, INC.

                          STOCK HOLDING COMPANY CHARTER


        SECTION 1. CORPORATE TITLE. The full corporate title of the Mutual Holding Company subsidiary holding company is First Federal Financial Services, Inc. (the "Company").

        SECTION 2. DOMICILE. The domicile of the Company shall be located in the City of Edwardsville in the State of Illinois.

        SECTION 3. DURATION. The duration of the Company is perpetual.

        SECTION 4. PURPOSE AND POWERS. The purpose of the Company is to pursue any or all of the lawful objectives of a federal mutual holding company chartered under Section 10(o) of the Home Owners' Loan Act, 12 U.S.C. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision (the "Office").

        SECTION 5. CAPITAL STOCK. The total number of shares of all classes of the capital stock which the Company has authority to issue is 11,000,000 of which 10,000,000 shares shall be common stock, par value $0.10 per share, and of which 1,000,000 shares shall be serial preferred stock. The shares may be issued from time to time as authorized by the board of directors without the approval of its shareholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Company. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Company), labor, or services actually performed for the Company, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Company, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the Company that is transferred to common stock or paid in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

        Except for shares issued in the initial organization of the Company, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons (except for shares issued to the parent mutual holding company) of the Company other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

        Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share, and there shall be no cumulation of votes for the election of directors. PROVIDED, that this restriction on voting separately by class or series shall not apply:

                (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

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                (ii)    To any provision which would require the holders of
                        preferred stock, voting as a class or series, to approve the merger or consolidation of the Company with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Company if the preferred stock is exchanged for securities of such other corporation: PROVIDED, that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office or the Federal Deposit Insurance Corporation;

                (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving Company in a merger or consolidation for the Company, shall not be considered to be such an adverse change.

        A description of the different classes and series of the Company's capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series of capital stock are as follows:

        A. COMMON STOCK. Except as provided in this Section 5 (or in any supplementary sections thereto) the holders of common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

        Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

        In the event of any liquidation, dissolution, or winding up of the Company, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Company available for distribution remaining after: (i) payment or provision for payment of the Company's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the Company. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

        B. PREFERRED STOCK. The Company may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical, except as to the following relative rights and preferences, as to which there may be variations between different series:

        (a) The distinctive serial designation and the number of shares constituting such series;


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        (b)     The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

        (c) The voting powers, full or limited, if any, of shares of such series;

        (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

        (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company;

        (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

        (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Company and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

        (h) The price or other consideration for which the shares of such series shall be issued; and

        (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

        Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

        The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

        Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the Company shall file with the Secretary to the Office a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

        SECTION 6. PREEMPTIVE RIGHTS. Holders of the capital stock of the Company shall not be entitled to preemptive rights with respect to any shares of the Company which may be issued.

        SECTION 7. DIRECTORS. The Company shall be under the direction of a board of directors. The authorized number of directors, as stated in the Company's bylaws, shall not be fewer than five nor more than fifteen except when a greater or lesser number is approved by the Director of the Office, or his or her delegate.


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        SECTION 8. AMENDMENT OF CHARTER. Except as provided in Section 5, no amendment, addition, alteration, change or repeal of this charter shall be made, unless such is proposed by the board of directors of the Company, approved by the shareholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Office.


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FIRST FEDERAL FINANCIAL SERVICES, INC.


ATTEST:            /s/ Linda Werner
                   --------------------------------------------
                   Linda Werner
                   Corporate Secretary


BY:                /s/ Larry Mosby
                   --------------------------------------------
                   Larry Mosby
                   President and Chief Executive Officer



OFFICE OF THRIFT SUPERVISION


ATTEST:            /s/ Nadine Washington
                   --------------------------------------------
                   Secretary of Office of Thrift Supervision


BY:                /s/ Duane H. Thorkildsen
                   --------------------------------------------
                   Director of Office of Thrift Supervision



Effective Date:    January 2, 2001
                   --------------------------------------------


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